SAND AND GRAVEL LEASE


     THIS AGREEMENT is made and entered into this 29th day of May, 1997 by and between ALMA LAURENCE RUSHTON, et al., identifies on the signature page below, hereinafter collectively referred to as "Lessor," and MONROC, INC., a Delaware corporation hereinafter referred to as "Lessee."

     In consideration of the mutual promises and covenants setfourth below, and for other good and valuable consideration paid by Lessee to Lessor, the receipt and sufficiency of which are hereby acknowledged, Lessor and Lessee agree as follows:

     1. RIGHTS GRANTED AND PROPERTY DESCRIPTION.

     a. Lessor hereby grants to Lessee an exclusive lease to explore for, develop, excavate, process, stockpile, remove and sell, sand and gravel on and from the property situated in Salt Lake County, State of Utah, which is generally described on Attachment A hereto (the "Leased Premises").

     b. Before commencing operations for the removal of sand and gravel from the Leased Premises, Lessee, at its expense, shall cause a survey to be made of the Leased Premises and a legal description and map thereof to be prepared by a registered land surveyor acceptable to Lessor. At that time Lessor shall execute a Memorandum of Lease, to be recorded by Lessee in Salt Lake County, Utah, using the legal description prepared by the surveyor, and Attachment A hereto shall be amended to use that description.

     c. Lessee shall have the right to construct such buildings, excavations, openings, stockpiles, dumps, ditches, ponds, drains, roads, and other structures and improvements upon the Leased Premises, and to place machinery and equipment thereon, as Lessee deems appropriate. Lessee shall have the right to remove all such structures, improvements, machinery, and equipment at any time during the term of this Agreement, or within ninety (90) days after the termination or expiration of this Agreement.

     2. TITLE EXAMINATION AND INSPECTION OF PREMISES.

     a. Within thirty (30) days after the date of this Agreement, Lessor, at Lessee's expense, shall furnish Lessee with a Commitment of Title Insurance from a title company acceptable to Lessee, together with copies of all documents referred to in the exceptions in such Commitment. Lessee shall have fifteen (15) days from the receipt of the Commitment in which to notify Lessor in writing of any title defects as to which Lessee reasonably objects. Lessor shall have fifteen (15) days from receipt of such notice in which to correct title defects identified in such notice, but Lessor shall not be obligated to correct such defects. If Lessor fails or is unable to correct such defects to the reasonable satisfaction of Lessee, Lessee may, by written notice to Lessor, terminate this Agreement.

     b. Lessee shall have thirty (30) days from the date of this Agreement in which to enter upon the Leased Premises, at Lessee's expense and at Lessee's risk, to conduct such environmental and other inspections and investigations as Lessee deems appropriate, and to notify Lessor in writing of any environmental or other conditions as to which Lessee reasonably objects. Lessor shall have fifteen (15) days from receipt of such notice in which to correct conditions identifies, in such notice, but Lessor shall not be obligated to correct such conditions. If Lessor fails or is unable to correct such conditions to the reasonable satisfaction of Lessee, Lessee may, by written notice to Lessor, terminate this Agreement.

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     3. TERM OF THIS AGREEMENT.

     This Agreement shall have a term of five (5) years commencing January 1, 1998. Lessee shall have the right to renew this Agreement for an additional period of five (5) years by giving Lessor written notice of Lessee's election to renew, which notice shall be given not less than ninety (90) days prior to the expiration of the original five-year term of this Agreement.

     4. MINE PLAN, RECLAMATION PLAN, ZONING AND PERMITS.

     a. Within sixty (60) days of the date hereof, Lessee shall present Lessor with maps indicating Lessee's mining plan and proposed locations of plant and equipment on the Leased Premises, Lessee shall also present Lessor with a plan for reclamation of the Leased Premises affected by Lessee's operations. All such plans, and any amendments or revisions thereto, must be acceptable to both Lessor and Lessee before submission to applicable authorities and before the commencement of any mining operations hereunder, provided, however, that Lessor will not unreasonably withhold or delay its approval of such plans, amendments, or revisions.

     b. Lessor acknowledges that it will be necessary for Lessee to obtain zoning, air quality, and other permits and approvals (the "Permits") from state and local governments before starting mining operations on the Leased Premises. Lessee shall diligently seek to obtain the Permits. Lessor agrees to cooperate with and to join Lessee in applying for the Permits, and Lessee shall pay all costs and expenses reasonably incurred by Lessor in connection therewith.

     c. If and when Lessee obtains all necessary Permits, Lessee shall promptly notify Lessor in writing. If any sand or gravel is mined and removed in the year 1997, all payments will be made to Lessor at the amounts listed on this Agreement. Any and all minimum dollars and tonage requirements are to commence effective January 1, 1998.

     d. Lessee, at its expense, shall prepare and furnish to Lessor a topographical map of the Leased Premises prior to the commencement of mining operations.

     e. If for any reason Lessee elects not to proceed with a sand and gravel operation on the Leased Premises, Lessee may, by written notice to Lessor, terminate this Agreement, in which case Lessee shall provide Lessor with copies of all exploration data including maps of drill hole profiles, results of gradation tests and all other physical tests performed on the material samples, and Lessee shall leave the Leased Premises in as good a condition as it is now in.

     f. Lessee will provide Lessor with copies of all Permits as they are obtained. Should Lessee desire to modify any permit conditions during the term of this Agreement, Lessee will notify Lessor of the changes being sought and obtain Lessor's approval, not to be unreasonably withheld or delayed. Further, Lessee will provide Lessor with copies of all required annual reports as they are submitted to the appropriate governmental agencies.

     g. Lessee agrees to plan pasture grasses (such as crested wheat), as part of the reclamation plan.

     5. OPERATIONS.

     a. Lessee agrees to explore, mine, operate, work, and reclaim the Leased Premises in accordance with good and accepted mining practices in the sand and gravel industry and in compliance with

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all applicable federal,  state, and local laws, rules and regulations including, without limitation, environmental laws, rules, and regulations.

     b. Lessee agrees to remove and sell sand and gravel from the Leased Premises in accordance with good and accepted commercial practices.

     6. OVERBURDEN AND TOPSOIL.

     a. Lessee shall stockpile topsoil removed in the course of mining operations so that such topsoil will be used for reclamation. Lessee may remove and sell overburden from the Leased Premises as Lessee deems appropriate.

     b. Lessee shall stockpile all large surface rocks for the Lessors benefit.

     7. RENT AND ROYALTIES ON SAND AND GRAVEL.

     a. Unless Lessee gives Lessor  written notice of termination as provided in
Section 2 (a) or Section 2(b) above, Lessee shall pay Lessor Five Thousand Dollars ($5,000) in cash within thirty (30) days of the signing of this Agreement, as rent for the Leased Premises for the period from the date hereof to the date mining operations begin. If Lessee fails to make such payment, Lessor may, by written notice to Lessee, terminate this Agreement. This payment shall not be refundable.

     b. Lessee shall pay Lessor, as advance royalty, the sum of Ten Thousand Eight Hundred Dollars ($10,800) per month, commencing with a payment on or before the 15th day of January 1998, and continuing on or before the 15th day of each month thereafter. The monthly advance royalty payment shall increase by Six Hundred Seventy-Five Dollars ($675) on January 1, 1999, and on each January 1 thereafter. By way of illustration, the advance royalty for the one-year period commencing on January 1, 1999, shall be Eleven Thousand Four Hundred Seventy-Five Dollars ($11,475) per month. These commitments are based on the Lessee's taking and paying for Two Hundred Seventy Thousand (270,000 tons minimum per year. Any advanced royalty is non refundable.

     c. Lessee shall pay Lessor a production royalty of Forty-Four Cents ($0.44) per ton of sand and gravel removed from the Leased Premises. The production royalty on sand and gravel removed during any month shall be paid within forty-five (45) days after the last day of that month. Lessee shall be entitled to credit all advance royalties against production royalties, and if the advance royalty for any month exceeds the production royalty for that month, such excess shall be carried forward to be credited against future production royalties. The production royalty shall increase by Four Cents ($0.04) per ton on January 1, 1998, and by Three Cents ($0.03) per ton each January 1 thereafter. By way of illustration, the production royalty on sand and gravel removed from the Leased Premises during the one-year period commencing January 1, 1998, shall be Forty-Eight Cents ($0.48) per ton, and the production royalty on sand and gavel removed from the Leased Premises during the one-year period commencing January 1, 1999, shall be Fifty- One Cents ($0.51) per ton.

     d. All rental and royalty payments shall be made payable to Alma Laurence Rushton at the address specified in Section 21. Lessee shall have no obligations or liabilities with respect to the distribution of such payments as among the individual Lessors.

     e. Lessee shall maintain a set of scales on the Premises and shall weigh all sand and gravel removed from the Premises and shall maintain accurate records as to dates, tonnage, and vehicles used to remove such sand and gravel. Each payment of production royalty shall be accompanied by a report setting

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forth the amount of sand and gravel removed from the Leased  Premises during the month for which payment is made, the amount of advance royalty, if any, credited against the production royalty on that sand and gravel, and any other information necessary to calculate the amount of royalty due and payable to Lessor.

     f. Any advance royalty or production royalty that is not paid when due shall bear interest at the rate of eighteen percent (18%) from the date due until paid.

     g. Lessee shall not be required to pay a production royalty to Lessor with respect to sand and gravel used for construction on or otherwise in the development of the Leased Premises by Lessee.

     8. RECORDS AND RIGHT OF INSPECTION.

     Lessor and its agents, at their sole risk and expense, shall have the right at any time during normal business hours, and upon reasonable notice to Lessee, to inspect Lessee's operations on the Leased Premises and Lessee's records of the amounts of sand and gravel removed from the Leased Premises.

     9. ACCESS.

     a. There is now a road on the Leased Premises which provides access to two radio towers. Lessee shall have the right to relocate such road, at Lessee's expense, so that it will not interfere with Lessee's operations on the Leased Premises.

     b. Lessor grants Lessee the right to build and maintain any internal access and haul roads deemed necessary by Lessee for the efficient operation of the Leased Premises.

     c. Lessee shall have the right to drill and otherwise explore the Leased Premises prior to January 1, 1998.

     d. Lessee shall keep all gates locked when not on the Leased Premises.

     10. INSURANCE AND OTHER OBLIGATIONS OF LESSEE.

     a. Lessee, at its expense, shall maintain statutory Workmen's Compensation and Occupational Disease Disability Insurance coverage as required under the laws and regulations of the State of Utah.

     b.  Lessee,  at  its  expense,   shall  maintain  the  following  insurance
protection in connection with all activities conducted pursuant to this Agreement.

          (1) Comprehensive General Liability and Property Damage Insurance in the amount of One Million Dollars ($1,000,000) single limit;

          (2) Employer's Liability Insurance in the amount of One Million Dollars (($1,000,000) for each occurrence; and

          (3) Adequate and reasonable insurance against the risk of fire and other risks ordinarily insured against in similar operations.

Lessee agrees that any independent contractor working on the Leased Premises shall have similar and adequate insurance in full force and effect.


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     c.  Lessee  shall  provide  proof of  insurance  to Lessor in the form of a
statement  from  Lessee's   insurance  carrier  and  Lessor  shall  be  notified
immediately of any changes in the coverage required by this Agreement.

     11. INDEMNITY.

     Lessee shall indemnify Lessor against any liability for injuries or death or any damage to or destruction of property resulting from Lessee's occupation and use of the Leased Premises.

     12. PROPERTY TAXES.

     a. Lessee shall pay all real property taxes assessed against the Leased Premises during the term of this Agreement or any renewal thereof, including roll-back taxes under the Utah Farmland Assessment Act; provided; however, that real property taxes for 1997 shall be prorated as of the date of this Agreement.

     b. Lessee agrees to pay the full property tax due with respect to the Leased Premises for the year in which final reclamation occurs and this Agreement expires or terminates and for the following two (2) years. By way of illustration, if Lessee completed reclamation and terminated this Agreement in July 2007, Lessee will pay all property taxes on the Leased Premises for 2007, 2008, and 2009. Lessee agrees to post a bond to cover the payment of property taxes for the said three (3) years on completion of reclamation.

     13. MUTUAL RIGHT TO PAY LIENS.

     a. If Lessor fails to pay an indebtedness which may become a lien against the Leased Premises during the term of this Agreement, Lessee, at its option, may pay the same if necessary to protect its rights hereunder. Lessor shall reimburse Lessee on demand for any such payments made by Lessee; or Lessee may elect to deduct such amounts from advance or production royalties due to Lessor.

     b. If Lessee fails to pay or satisfy and discharge any tax, mortgage or lien chargeable to Lessee, or permits any lien or encumbrance to be imposed on the Leased Premises as a result of its operations thereon, Lessor may, at its option, pay and discharge any such tax, mortgage, or lien. Lessor shall, to the extent of any payment so made and without further action on its part have a lien against the assets, equipment and property of Lessee located on the Leased Premises. The rights of Lessor under this Section shall survive the termination or expiration of this Agreement. Lessee shall have the right to contest any tax or lien by appropriate proceedings.

     14. TERMINATION.

     a. Lessee shall not be required to continue operations if it determines, in good faith, that the Leased Premises cannot be profitably worked, and in case such a determination is made, Lessee may, by ninety (90) days written notice to Lessor, terminate this Agreement.

     b. If Lessee fails to pay when due any amounts payable to Lessor hereunder, Lessor shall give Lessee written notice of such failure and Lessee shall have ten (10) days in which to pay amounts owing to Lessor. If Lessee fails to pay the amounts owing to Lessor within that period, Lessor may, at its option, declare Lessee in default and terminate this Agreement.

     c. If Lessee defaults in the performance of any obligation hereunder other than the obligation to pay Lessor money when due, Lessor shall give Lessee written notice of such default and Lessee

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shall have ninety (90) days, or such longer period as may reasonably be required under the circumstances, to cure such default. If Lessee fails to cure such default within the applicable period, then Lessor may, at its option, terminate this Agreement, which right shall be in addition to such other remedies as Lessor may have at law or equity; provided, however, that if any default of minor importance occurs hereunder which otherwise could constitute a cause for cancellation or forfeiture of Lessee's rights hereunder, and if such default can be fully compensated for in damages, and is so compensated for within ninety
(90) days after demand by Lessor, then such default shall not be the basis for cancellation or forfeiture of this Agreement or any of Lessee's rights hereunder.

     d. Upon the termination or expiration of this Agreement, Lessee shall continue to be liable for the payment of rents and royalties which accrued prior to termination or expiration, and for the completion of reclamation in accordance with applicable laws, rules, and regulations.

     e. Upon the termination or expiration of this Agreement, Lessee shall provide Lessor with a quit claim deed covering the Leased Premises.

     15. ASSIGNMENT AND SUBLEASE.

     This Agreement shall extend to and be binding upon the successors and assigns of Lessor and Lessee. The rights and obligations of the Lessee hereunder may not be assigned or sublet without the prior written consent of Lessor, not to be unreasonably withheld or delayed. Lessor's consent to proposed assignment or sublease shall not operate to waive Lessor's right to disapprove any further assignment or sublease. Lessee shall have the right to subcontract with others for the performance of exploration, development, mining and other operations, but no such subcontract shall relieve Lessee of its obligations to Lessor hereunder.

     16. RECORDATION.

     Neither Lessee nor Lessor shall record this Agreement. However, Lessor agrees to execute a Memorandum of Agreement as provided in Section 1(b).

     17. BINDING ARBITRATION.

     In the event a dispute of any kind or nature arises under this Agreement, Lessor and Lessee shall negotiate in good faith in an effort to resolve the dispute. If the dispute is not resolved following good faith negotiations, the parties shall select a mutually agreeable arbitrator and submit the dispute to such arbitrator for binding arbitration under the Commercial Arbitration Rules of the American Arbitration Association. In the event the parties are unable to agree upon an arbitrator, an arbitrator shall be appointed in accordance with the rules and procedures of the American Arbitration Association. The cost of any arbitration proceeding shall be paid by the non-prevailing party, as determined by the arbitrator, who shall also award reasonable attorney's fees to the prevailing party. The award of the arbitrator may be enforced in a court of competent jurisdiction.

     18. DEFINITION OF SAND AND GRAVEL.

     All references to sand and gravel in this Agreement shall mean sand, gravel, rock, dirt, silt, and any and all earth materials removed from the Leased Premises.


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     19. DAMAGES TO WHEAT CROP.

     Lessee agrees to pay to Don R. Rushton the following amount for any damage to wheat crops caused by Lessee's sand and gravel operation; damages based on thirty (30) bushels of wheat per acre at the going rate per bushel. By way of illustration, if two (2) acres are damaged, and the going rate per bushel were Four Dollars ($4.00), the payment would be Two Hundred Forty Dollars ($240.00).

     20. LAND USE.

     Lessee agrees not to bring in or store equipment or any materials not used in Lessee's or normal standard sand and gravel operations. Materials such as the following, but not limited to the following, shall not be brought in, deposited or buried on the Leased Premises; toxic or hazardous materials, waste concrete, asphalt, construction material, yard waste, backfill, garbage, etc. Lessee agrees to keep the Premises in good order.

     21. NOTICES.

     Any notice given hereunder shall be personally delivered or forwarded by Certified Mail, Return Receipt Requested, addressed to:

         If to Lessor:    Brent L. Rushton
                          Alma Laurence Rushton et. al.
                          5491 West 4100 South
                          West Valley City, Utah 84120

         If to Lessee:    Mr. Gary Nolan
                          c/o Monroc, Inc.
                          P.O. Box 537
                          Salt Lake City, Utah 84110

     Notice shall be effective upon receipt.


     Executed as of the day and year first written above.

                             ALMA LAURENCE RUSHTON et. al.


                             By:      _____________________________________
                                      Alma E. & Ethel B. Rushton
                                      Family Partnership
                                      General Partner - Don R. Rushton


                             By:      _____________________________________
                                      Rushton Family Partnership
                                      General Partner - Don R. Rushton



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


                              By:      _____________________________________
                                       A. Laurence & Elva J. Rushton
                                       Family Partnership
                                       General Partner - Elva J. Rushton


                              By:      _____________________________________
                                       Norma E. Earl Trust
                                       Norma B. Earl


                              By:      _____________________________________
                                       Floyd S. Rushton


                              By:      _____________________________________
                                       Brett L. Rushton


                              By:      _____________________________________
                                       Debra J. Dangerfield


                              By:      _____________________________________
                                       Jill A. Hoth



                                  MONROC, INC.


                              By:      _____________________________________

                              Its:     _____________________________________



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